Exhibit 3.19

CERTIFICATE OF FORMATION

OF

CANO PETRO OF NEW MEXICO, INC.,

a Texas for-profit corporation

ARTICLE 1 – Entity Name and Type

The name of the entity is Cano Petro of New Mexico, Inc. The filing entity being formed is a for-profit corporation.

ARTICLE 2 – Registered Agent and Registered Office

The initial registered agent is an individual resident of the state whose name is Jeffrey Johnson. The business address of the registered agent and the registered office address is 801 Cherry Street, Unit 25, Suite 3200, Fort Worth, Texas 76102.

ARTICLE 3 – Directors

The number of directors constituting the initial board of directors, and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follow:

Name	Address

S. Jeffrey Johnson	801 Cherry Street, Unit 25 Suite 3200 Fort Worth, Texas 76102

Morris B. Smith	801 Cherry Street, Unit 25 Suite 3200 Fort Worth, Texas 76102

ARTICLE 4 – Authorized Shares

The total number of shares the corporation is authorized to issue is 100. The shares have no par value.

ARTICLE 5 – Purpose

The corporation is formed for the purpose of transacting all lawful purposes for which a for-profit corporation may be organized under the Texas Business Organizations Code.

ARTICLE 6 – Effectiveness of Filing

This Certificate of Formation becomes effective when it is filed by the Texas Secretary of State.

ARTICLE 7 – Organizer

The name and address of the organizer of the corporation are as follow:

Christina Markell-Balleza

901 Main Street, Suite 3100

Dallas, Texas 75202

IN WITNESS WHEREOF, the undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument on the 2nd day of March, 2007.

ORGANIZER:

/s/ Christina Markell-Balleza
Christina Markell-Balleza,
Organizer